Exhibit 99.1

DIGITAL ALLY, INC ANNOUNCES SECOND QUARTER 2023 OPERATING RESULTS

LENEXA, Kansas (August 14, 2023) – Digital Ally, Inc. (Nasdaq: DGLY) (the “Company” or “our”), today announced its operating results for the second quarter 2023. An investor conference call is scheduled for 11:15 a.m. EDT on Tuesday, August 15, 2023 (see details below).

All share and price per share information in this press release has been adjusted to reflect the Company’s 1-for-20 reverse stock split, which was effective on February 6, 2023.

Highlights for the second quarter ended June 30, 2023

●	Total revenues for the three months ended June 30, 2023 were $8,279,632, a decrease of $1,071,826, or (11%), as compared to $9,351,458 for the three months ended June 30, 2022. Overall product revenues were $3,077,661 for the three months ended June 30, 2023, a increase of $867,480, or (39%), as compared to $2,210,181 for the three months ended June 30, 2022. The increase in product revenues for the period is attributable to the Entertainment Segment’s completion of its first music festival, Country Roots Festival in May. Service and other revenues also experienced a decline during the three months ended June 30, 2023, in comparison to the same period in 2022, due to a reduction in marketing expenses within the Entertainment segment, that resulted in a correlating decline in service revenues for the period. The primary reason for the overall revenue decrease is a decrease of $1,648,813, or (38%), in service revenues from 2022 levels at the Entertainment Segment, due to the reduction in ticket purchases within the Entertainment segment throughout the period.

●	On September 1, 2021, the Company formed a wholly-owned subsidiary, TicketSmarter, Inc., through which the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter®, are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its TicketSmarter.com platform. Within this Entertainment Segment, the Company also formed Kustom 440, Inc. in late 2022 to create unique entertainment experiences through concerts, festivals, and private experiences. This segment generated additional revenues totaling $4,655,270 in service and product revenues for the three months ended June 30, 2023, a decrease of $525,693, or (10%), as compared to $5,180,963 in service and product revenues for the three months ended June 30, 2022. The decrease is largely due to management’s focus on right-sizing the Entertainment Segment, and work towards profitability; thus, decreasing marketing expenses, directly correlating to a decrease in revenues.

●	We entered the revenue cycle management business late in the second quarter of 2021 with the formation of our wholly owned subsidiary, Digital Ally Healthcare, Inc. and its majority-owned subsidiary Nobility Healthcare, LLC (“Nobility Healthcare”). Nobility Healthcare completed its first acquisition on June 30, 2021, when it acquired a private medical billing company, and a second acquisition on August 31, 2021 upon the completion of its acquisition of another private medical billing company. On January 1, 2022, Nobility Healthcare completed the acquisition of 100% of the capital stock of a private dental billing company. Additionally, on February 1, 2022, Nobility Healthcare also completed an asset purchase for a portfolio of a medical billing company. These acquisitions further enhanced the Company’s revenue cycle management operating segment, which provides revenue cycle management solutions to medium to large healthcare organizations throughout the country. These acquisitions, along with the Revenue Cycle Management operating segment’s acquisitions that were previously completed in 2021, generated service revenues for the three months ended June 30, 2023 of $1,724,772, a decrease of $395,966, or (19%), as compared to $2,120,738 for the three months ended June 30, 2022.

Our healthcare venture is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell because they want to retire or exit the business for other pursuits. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our healthcare venture to continue its track record of providing superior medical billing services and practice management services, as well as executing a profitable roll-up strategy.

●	Overall gross profits for the three months ended June 30, 2023 were $2,737,040, an increase of $1,017,962, or 59%, as compared to $1,719,078 for the three months ended June 30, 2022. The overall increase is attributable to the consistent focus on the cost of goods sold, particularly surrounding the Entertainment segment, as well as the enhanced margins within the Video Solutions segment, with its newer product offerings. Our goal is to improve our margins over the longer term based on the expected margins generated by our new recent revenue cycle management and entertainment operating segments together with our video solutions operating segment and its expected margins from our EVO-Fleet, EVO-HD, DVM-800, VuLink, FirstVu Pro, FirstVu II, Shield disinfectants and our cloud evidence storage and management offerings, as they gain traction in the marketplace. In addition, if revenues from the video solutions segment increase, we will seek to further improve our margins from this segment through expansion and increased efficiency utilizing fixed manufacturing overhead components. We plan to continue our initiative to more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

●	Selling, general and administrative expenses for the three months ended June 30, 2023 were $7,677,745, a decrease of $702,585, or (8%), as compared to $8,380,330 for the three months ended June 30, 2022. The decrease was primarily attributable to the reduction in new sponsorships being entered into by the Company.

Recent Developments

●	On April 5, 2023, the Company entered into and consummated the initial closing (the “First Closing”) of the transactions contemplated by a Securities Purchase Agreement, dated as of April 5, 2023 (the “Purchase Agreement”), between the Company and certain investors (the “Purchasers”). At the First Closing, the Company issued and sold to the Purchasers Senior Secured Convertible Notes in the aggregate original principal amount of $3,000,000 (the “Notes”) and warrants (the “Warrants”). The Purchase Agreement provided for a ten percent (10%) original interest discount resulting in gross proceeds to the Company of $2,700,000. No interest accrues under the Notes. The Warrants are exercisable for an aggregate 1,125,000 shares comprised of 375,000 warrants at an exercise price of $5.50 per share of the Company’s common stock (the “Common Stock”), 375,000 warrants at an exercise price of $6.50 per share of Common Stock, and 375,000 warrants at an exercise price of $7.50 per share of Common Stock.

●	On June 1, 2023, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Clover Leaf Capital Corp., a Delaware corporation (“Clover Leaf”), CL Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf in accordance with the terms and conditions of the Merger Agreement, and Kustom Entertainment, Inc., a Nevada corporation, a wholly owned subsidiary of the Company, with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies (“Kustom”).

The aggregate merger consideration to be paid pursuant to the Merger Agreement to the Company as of immediately prior to the Effective Time will be an amount equal to (the “Merger Consideration”) (i) $125 million, minus (ii) the estimated consolidated indebtedness of Kustom as of the Closing (“Closing Indebtedness”). The Merger Consideration to be paid to the Company will be paid solely by the delivery of new shares of Clover Leaf Class A Common Stock, each valued at $11.14 per share (the “Merger Consideration Shares”). The Closing Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment.

The combined company will be known as Kustom Entertainment and will operate under the same management team as Kustom which is currently led by Stanton E. Ross, the current CEO of the Company. The transaction contemplates an equity value of $125 million for Kustom. The combined company is expected to have an implied initial pro forma equity value of approximately $222.2 million, with the proposed Business Combination expected to provide approximately $18.1 million in gross proceeds from the cash held in trust by Clover Leaf, assuming no redemptions. Additionally, the Company will distribute to its shareholders 15% of the Merger Consideration Shares obtained in Kustom immediately following the closing of the Merger and intends to distribute the balance of such Merger Consideration Shares following a six-month lock-up period.

The transaction has been approved by the board of directors of the Company and the board of directors of Clover Leaf and is subject to approval by the stockholders of Clover Leaf and other customary closing conditions. The Company, as the sole holder of Kustom common stock, has approved the transaction.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report nearly $8.3 million in quarterly revenues for the second quarter of 2023, along with improved gross profits compared to the second quarter of 2022. We are pleased to see the continued success and traction in the marketplace with our new video products, particularly the EVO-HD, FirstVu Pro, and QuickVu docking stations, which are continuing to build upon our existing subscription plans and deferred revenue. It is exciting to see our deferred revenue balance up nearly $3.5 million at the end of the second quarter of 2023 compared to the end of the second quarter of 2022, as our contract liabilities went from approximately $6.0 million at June 30, 2022, to nearly $9.5 million at June 30, 2023. We continue to build excitement around the momentum being gained in our Digital Ally Healthcare venture, as Nobility Healthcare, LLC continues to right-size and maximize the profitability of the four completed acquisitions. The numerous medical billing company acquisitions that we have already completed demonstrate our roll-up strategy is effective and attractive to potential targets. We look forward to seeing the growth potential of this venture come to fruition and continue throughout 2023 and beyond.”

Ross added: “Additionally, we are very excited about the Agreement and Plan of Merger signed with Clover Leaf Capital Corp. to create Kustom Entertainment, Inc., a company with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies. This business combination will provide clarity to both shareholder as well as the marketplace, showing two distinct, stand-alone entities, Digital Ally and Kustom Entertainment, Further, we remain excited about the organic growth opportunities with the Kustom 440 subsidiary. Kustom 440 hosted its first festival during the second quarter, in Kansas City at Legends Field, headlining Chris Young and Gabby Barrett. We were very pleased with the results of the show and the turn-out for this event, and look forward to announcing more shows in the near future. We will continue to inform our investors as we move forward with the business combination, alongside our continuous efforts to take advantage of new business opportunities and to maximize our existing business lines to benefit the Company and its shareholders through 2023 and beyond.”

2023 Operating Results

Total revenues for the three months ended June 30, 2023 and 2022 were $8,279,632 and $9,351,458, respectively, a decrease of $1,071,826 (11%).

Overall gross profit for the three months ended June 30, 2023 and 2022 was $2,737,040 and $1,719,078, respectively, an increase of $1,017,962 (59%). The overall increase is attributable to the large increase in gross profit for the entertainment segment for the three months ended June 30, 2023 along with a decrease in the overall cost of sales as a percentage of overall revenues to 67% for the three months ended June 30, 2023 from 82% for the three months ended June 30, 2022.

Selling, general and administrative expenses were $7,677,744 and $8,380,330 for the three months ended June 30, 2023 and 2022, respectively, a decrease of $702,586 (8%). The decrease was primarily attributable to the reduction in new sponsorships being entered into by the Company.

We reported an operating loss of $4,940,704 and $6,661,252 for the three months ended June 30, 2023 and 2022, respectively, an improvement of $1,720,548 (26%).

Total other income (loss) decreased to ($3,379,845) for the three months ended June 30, 2023, compared to total other income of $5,979,065 for the three months ended June 30, 2022. The decrease in other income was largely attributable to the gain on the loss on accrual for legal settlement of $1,792,308 and interest expenses associated with the April 5, 2023 Purchase Agreement of $1,515,509 million, both incurred during the three months ended June 30, 2023 as compared to incurring other income of $5,413,618 related to the change in fair value of warrant derivative liabilities during the three months ended June 30, 2022.

We reported a net loss attributable to common stockholders of $8,393,304, or $3.01 per share, and $1,065,513, or $0.44 per share, for the years three months June 30, 2023 and 2022, respectively. No income tax provision or benefit was recorded in either 2023 or 2022 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Tuesday, August 15, 2023, to discuss its second quarter 2023 financial results, corporate and individual subsidiary outlook, and previously announced corporate separation. Shareholders and other interested parties may participate in the conference call by dialing 888-886-7786 and entering conference ID #97628078 a few minutes before 11:15 a.m. Eastern on Tuesday, August 15, 2023.

For additional news and information please visit DigitalAlly.com or follow additional Digital Ally Inc. social media channels here:

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: (1) our losses in recent years, including fiscal years 2022 and 2021; (2) economic and other risks for our business from the effects of the COVID-19 pandemic, including the impacts on our law-enforcement and commercial customers, suppliers and employees and on our ability to raise capital as required; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to deliver our new product offerings as scheduled in 2023, and whether new products perform as planned or advertised and whether they will help increase our revenues; (7) whether we will be able to increase the sales, domestically and internationally, for our products in the future; (8) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues; (9) our ability to produce our products in a cost-effective manner; (10) competition from larger, more established companies with far greater economic and human resources; (11) our ability to attract and retain quality employees; (12) risks related to dealing with governmental entities as customers; (13) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (14) characterization of our market by new products and rapid technological change; (15) that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (16) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (17) our dependence on key personnel; (18) our reliance on third-party distributors and sales representatives for part of our marketing capability; (19) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (20) our ability to protect technology through patents and to protect our proprietary technology and information, such as trade secrets, through other similar means; (21) our ability to generate more recurring cloud and service revenues; (22) risks related to our license arrangements; (23) our revenues and operating results may fluctuate unexpectedly from quarter to quarter; (24) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have a significant effect on us and the other stockholders; (25) the sale of substantial amounts of our Common Stock that may have a depressive effect on the market price of the outstanding shares of our Common Stock; (26) the possible issuance of Common Stock subject to options and warrants that may dilute the interest of stockholders; (27) our nonpayment of dividends and lack of plans to pay dividends in the future; (28) future sale of a substantial number of shares of our Common Stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital; (29) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock; (30) our stock price is likely to be highly volatile due to a number of factors, including a relatively limited public float; (31) whether such technology will have a significant impact on our revenues in the long-term; (32) whether we will be able to meet the standards for continued listing on the Nasdaq Capital Market; (33) indemnification of our officers and directors; and (34) risks related to our proposed business combination, including our ability to consummate the transactions and our ability to realize some or all of the anticipated benefits therefrom. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its filings with the SEC.

For Additional Information, Please Contact:

Brody J. Green, President, at (913) 814-7774,

Stanton E. Ross, CEO, at (913) 814-7774, or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2023 AND DECEMBER 31, 2022

	June 30, 2023 (Unaudited)	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,923,881	$3,532,199
Accounts receivable – trade, net of $176,876 allowance – June 30, 2023 and $152,736 – December 31, 2022	1,834,849	2,044,056
Other receivables, net of $5,000 allowance – June 30, 2023 and $0 – December 31, 2022 (including $138,384 due from related parties – June 30, 2023 and $138,384 – December 31, 2022, refer to Note 20)	2,753,080	4,076,522
Inventories, net	5,840,216	6,839,406
Prepaid expenses	6,962,494	8,466,413

Total current assets	20,314,520	24,958,596

Property, plant, and equipment, net	7,604,194	7,898,686
Goodwill and other intangible assets, net	17,203,366	17,872,970
Operating lease right of use assets, net	1,124,291	782,129
Income tax receivable	9,347	—
Other assets	7,248,205	5,155,681

Total assets	$53,503,923	$56,668,062

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,543,492	$9,477,355
Accrued expenses	2,939,881	1,090,967
Current portion of operating lease obligations	291,074	294,617
Contract liabilities – current portion	2,905,052	2,154,874
Debt obligations, net – current portion	1,468,857	485,373
Warrant derivative liabilities	3,276,146	—
Income taxes payable	—	8,097

Total current liabilities	23,424,502	13,511,283

Long-term liabilities:
Debt obligations – long term	158,615	442,467
Operating lease obligation – long term	901,412	555,707
Contract liabilities – long term	6,554,473	5,818,082
Lease Deposit	10,445	—

Total liabilities	31,049,447	20,327,539

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 200,000,000 shares authorized; shares issued: 2,800,752 shares issued – June 30, 2023 and 2,720,170 shares issued – December 31, 2022	2,801	2,721
Additional paid in capital	128,283,343	127,869,342
Noncontrolling interest in consolidated subsidiary	647,688	448,694
Accumulated deficit	(106,479,356)	(91,980,234)

Total stockholders’ equity	22,454,476	36,340,523

Total liabilities and stockholders’ equity	$53,503,923	$56,668,062

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 FILED WITH THE SEC ON AUGUST 14, 2023)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2023 AND 2022

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Revenue:
Product	$3,077,661	$2,210,181	$5,531,469	$4,620,241
Service and other	5,201,971	7,141,276	10,445,351	15,025,997

Total revenue	8,279,632	9,351,457	15,976,820	19,646,238

Cost of revenue:
Product	2,219,515	2,070,476	4,520,616	4,892,527
Service and other	3,323,077	5,561,903	7,174,375	11,095,015

Total cost of revenue	5,542,592	7,632,379	11,694,991	15,987,542

Gross profit	2,737,040	1,719,078	4,281,829	3,658,696

Selling, general and administrative expenses:
Research and development expense	540,276	540,222	1,475,215	1,038,222
Selling, advertising and promotional expense	2,104,625	2,763,045	3,952,115	5,542,448
General and administrative expense	5,032,843	5,077,063	9,968,010	10,542,616

Total selling, general and administrative expenses	7,677,744	8,380,330	15,395,340	17,123,286

Operating loss	(4,940,704)	(6,661,252)	(11,113,511)	(13,464,590)

Other income (expense):
Interest income	55,730	32,233	71,085	103,595
Interest expense	(1,515,509)	(8,501)	(1,521,049)	(25,511)
Other income (loss)	25,394	(381)	50,786	43,059
Loss on accrual for legal settlement	(1,792,308)	—	(1,792,308)	—
Loss on conversion of convertible note	(93,386)	—	(93,386)	—
Change in fair value of contingent consideration promissory notes	—	542,096	158,021	486,046
Change in fair value of short-term investments	—	—	—	(84,818)
Change in fair value of warrant derivative liabilities	(59,766)	5,413,618	(59,766)	5,561,789

Total other income (expense)	(3,379,845)	5,979,065	(3,186,617)	6,084,160

Income (loss) before income tax benefit	(8,320,549)	(682,187)	(14,300,128)	(7,380,430)
Income tax benefit	—	—	—	—

Net loss	(8,320,549)	(682,187)	(14,300,128)	(7,380,430)

Net (income) attributable to noncontrolling interests of consolidated subsidiary	(72,755)	(383,326)	(198,994)	(285,232)

Net loss attributable to common stockholders	$(8,393,304)	$(1,065,513)	$(14,499,122)	$(7,665,662)

Net loss per share information:
Basic	$(3.01)	$(0.44)	$(5.24)	$(3.08)
Diluted	$(3.01)	$(0.44)	$(5.24)	$(3.08)

Weighted average shares outstanding:
Basic	2,785,663	2,432,872	2,768,683	2,489,378
Diluted	2,785,663	2,432,872	2,768,683	2,489,378

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 FILED WITH THE SEC ON AUGUST 14, 2023)